Exhibit (a)(xi)

AMENDMENT NO. 2

TO

OFFER TO PURCHASE

INLAND AMERICAN REAL ESTATE TRUST, INC.

2901 BUTTERFIELD ROAD

OAK BROOK, IL 60523

(855) 377-0510

OFFER TO PURCHASE UP TO $350 MILLION

OF ITS SHARES OF OUTSTANDING COMMON STOCK

AT A PURCHASE PRICE OF NOT GREATER THAN $6.50

OR LESS THAN $6.10 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, APRIL 11, 2014,

UNLESS EXTENDED OR WITHDRAWN

Reference is made to that certain Offer to Purchase, dated March 14, 2014, as amended (the “ Offer to Purchase “), pursuant to which Inland American Real Estate Trust, Inc. (the “Company”) is offering to purchase shares of the Company’s common stock, par value $0.001 per share (“Shares” or “Common Stock”), for cash in an amount up to $350 million at a price per Share specified by the tendering stockholders of not greater than $6.50 or less than $6.10 on the terms and conditions set forth in this Offer to Purchase and the related Letter of Transmittal and the Revised Instructions to the Offer to Purchase. The Company hereby amends the Offer to Purchase as follows:

1.	The following sentence is hereby inserted after the second sentence under the heading “What will happen to my fractional Shares in connection with the Offer?” on page 8 of the Offer to Purchase:

If you tender less than all of your Shares by writing in a number of Shares in Row 2 on the Letter of Transmittal that represents less than all whole Shares you own at the time you submit your Letter of Transmittal, any fractional Share that you own will not be tendered.

2.	The following sentence is hereby inserted as the last sentence of the paragraph under the heading “9. Treatment of Fractional Shares” on page 22 of the Offer:

If you tender less than all of your Shares by writing in a number of Shares in Row 2 on the Letter of Transmittal that represents less than all whole Shares you own at the time you submit your Letter of Transmittal, any fractional Share that you own will not be tendered.

3.	The following new question is hereby inserted after “What if I participate in the Company’s Distribution Reinvestment Plan and want to tender all my Shares?” on page 6 of the Offer to Purchase:

“What if I participate in the Company’s DRP and do not want to tender Shares I may receive in the DRP?”

If you do not want to tender any Shares that you may receive through the DRP prior to the Expiration Time, then you should tender less than all of your shares in Row 2 on the Letter of Transmittal by writing in a number of Shares in Row 2 that represents less than all whole Shares you own at the time you submit your Letter of Transmittal.

4.	The Instructions to the Letter of Transmittal have been revised by adding the following paragraph to the end of Section 3 of the Instructions, and the Revised Instructions have been included as part of Exhibit (a)(xii) to the Schedule TO:

If you do not want to tender any Shares that you may receive through the DRP prior to the Expiration Time, then you should tender less than all of your Shares in Row 2 on the Letter of Transmittal by writing in a number of Shares in Row 2 that represents less than all whole Shares you own at the time you submit your Letter of Transmittal.